UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. __)

Metalink Ltd.

(Name of Issuer)

(Title of Class of Securities)

M69897110

(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAMES OF REPORTING PERSON

                Top Alpha Capital S.M. Ltd

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

                                                                 (a)   ☐

                                                                 (b)   ☐

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

Israel

5.   SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON –

497,996

6.   SHARED VOTING POWER -

0

7.   SOLE DISPOSITIVE POWER –

497,996

8.   SHARED DISPOSITIVE POWER -

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

497,996 shares

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   ☐

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.51%

12.    TYPE OF REPORTING PERSON

CO

ITEM 1 (a) NAME OF ISSUER: Metalink Ltd

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: c/o Fahan Kanne Consulting Ltd/ 23 Menachem Begin Rd. Tel Aviv L3 66184 Israel

ITEM 2 (a) NAME OF PERSON FILING: Top Alpha Capital S.M. LTD / Daniel Magen

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: 1 ben Gurion st Bnei Brak Israel

ITEM 2 (c) CITIZENSHIP: Top Alpha Capital S.M. LTD is an Israeli corporation. Daniel Magen is an Israeli citizen

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock , par value NIS1.0 per share

ITEM 2 (e) CUSIP NUMBER: M69897 110

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	☐	Insurance Company defined in Section 3(a)(19) of the Exchange Act.
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act.
(e)	☐	An Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(ii)(F)
(g)	☐	A parent holding company or control person in accordance Rule 13d-1(b)(1)(ii)(G)
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED:

         (b) PERCENT OF CLASS:

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

              (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

              (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

              (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

ITEM 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

(Date) 09/17/2014

/s/ Daniel Magen

1.	NAMES OF REPORTING PERSON

                Daniel Magen

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

                                                                 (a)   ☐

                                                                 (b)   ☐

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

Israel

5.   SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON –

497,996

6.   SHARED VOTING POWER -

0

7.   SOLE DISPOSITIVE POWER –

497,996

8.   SHARED DISPOSITIVE POWER -

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

497,996 shares

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   ☐

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.51%

12.    TYPE OF REPORTING PERSON

IN

ITEM 1 (a) NAME OF ISSUER:

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

ITEM 2 (a) NAME OF PERSON FILING:

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

ITEM 2 (c) CITIZENSHIP:

ITEM 2 (d) TITLE OF CLASS OF SECURITIES:

ITEM 2 (e) CUSIP NUMBER:

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	☐	Insurance Company defined in Section 3(a)(19) of the Exchange Act.
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act.
(e)	☐	An Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(ii)(F)
(g)	☐	A parent holding company or control person in accordance Rule 13d-1(b)(1)(ii)(G)
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED: 497,996 shares

         (b) PERCENT OF CLASS: 18.51%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE 497,996 shares (1)

              (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE 0 shares

              (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 497,996 shares (1)

              (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 0 shares

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

ITEM 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

(Date) ___17/09/14_______________

Top Alpha Capital s.m. ltd